Final 12.15.2021

YACKTMAN ASSET MANAGEMENT LP

Code of Ethics

December 2021

I.	INTRODUCTION

Yacktman Asset Management LP (“Yacktman,” the “Adviser,” or the “Firm”) has adopted this Code of Ethics (“Code”) that sets forth requirements for employee conduct, establishes policies and procedures over personal trading, and provides restrictions on the use of material, non-public information. The Code may be revised and/or redistributed on a periodic basis.

Defined terms are in bold; please see “General Definitions” (Section XII.) for detail related to those terms.

A.	General Principles

This Code is based on the principle that a l l Yacktman Staff owe a fiduciary duty to all clients to conduct their personal securities transactions and other activities in a manner which does not interfere with client investment transactions or otherwise take inappropriate advantage of our relationship with clients. All Staff must adhere to this general principle as well as comply with Federal Securities Laws and the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not automatically insulate an individual from scrutiny of transactions and activities that show actual or potential conflicts of interest or other patterns of compromise or abuse of the individual’s fiduciary duties to clients. Accordingly, all Staff must seek to avoid any actual or potential conflicts between their personal interests and the interests of our clients. In summary, all Staff shall place the interests of our clients before their personal interests and the interests of our Firm.

The purpose of the Code is to establish procedures consistent with Rule 204A-1 of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940, and the Securities Exchange Act of 1934. Accordingly, no Access Person shall:

1.	Employ any device, scheme or artifice to defraud any client in any manner;

2.	Make any untrue statement of a material fact or omit a material fact which would make a statement misleading;

3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4.	Engage in any manipulative practice.

The Chief Compliance Officer (“CCO”) of the Adviser is responsible for ensuring that Yacktman Staff understand the Code. The CCO encourages Staff to discuss questions of business ethics or practices anytime they arise and to surface potential questions before any action is taken in order to prevent problems from developing. The CCO shall review the adequacy of the Code and the effectiveness of its implementation at least annually.

All Access Persons must promptly report any potential violations of the Code to the CCO, or a member of the Compliance Committee. See “Reporting Potential Violations/Wrongdoing” (Section XI.) for additional detail.

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B.	Compliance with Laws, Rules and Regulations

As a registered investment adviser, Yacktman is subject to regulation by the Securities and Exchange Commission (“SEC”), and compliance with federal, state and local laws. Yacktman expects all Staff to comply with the spirit and letter of all laws, rules and regulations applicable to the Firm’s operations and business. Staff should seek guidance from the CCO or their designee whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

C.	Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest conflicts or interferes with the interests of our clients, the Firm, or with his or her professional obligations to the Firm. A conflict situation can arise when an individual pursues interests that prevents them from performing his or her duties for the Firm or a client objectively and effectively. A conflict of interest would also arise if an individual, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Firm. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual with the conflict and resolved before further action may be taken with respect to the situation or transaction.

Conflicts of interest may not always be evident, and individuals should consult with the CCO or a member of the Compliance Committee or Management Committee if they are uncertain about any situation.

II.	SUMMARY OF REQUIREMENTS

This partial summary of requirements is not a substitute for the Code; please read and familiarize yourself with the Code in its entirety. Should you have additional questions, please contact the CCO or their designee for guidance.

General

•	The Code applies to all Staff and may include contract or temporary employees as designated by the CCO.

•	The Code applies to all accounts in which an Access Person has Beneficial Ownership, which generally includes accounts of Immediate Family members.

•	Personal securities transactions are subject to preclearance and reporting requirements, with exceptions to each as noted within this Code.

Personal Trading

•	Preclearance approval is valid only for the single trading period for which it is granted, unless otherwise noted or subsequently revoked.

•	Additional preclearance requirements apply to transactions in securities issued by Affiliated Managers Group, Inc. (“AMG”) and/or its Affiliates.

•	Discretionary Accounts must be disclosed and are subject to pre-approval, reporting and certification requirements.

•	Certain securities are prohibited (e.g., Initial Public Offerings) or further restricted (e.g., Limited Offerings).

•	Trading a security subject to a Blackout Period is prohibited.

•	Short-term trading of a Covered Security within sixty (60) calendar days is prohibited.

Reporting

•	Initial, quarterly, and annual reporting requirements exist, even if you have not engaged in personal trading.

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•	Managed account exemptions are subject to an annual review and re-approval by Compliance.

Additional Requirements

•	Limits and restrictions apply to gifts, business entertainment, and political contributions.

III.	PERSONAL SECURITIES TRANSACTIONS

Persons involved in the financial securities industry are subject to restrictions related to personal securities transactions. These restrictions are imposed by the SEC and other regulators on the assumption that industry staff have a fiduciary duty to clients and a greater opportunity for access to material, non-public information than do staff in other businesses.

A.	Applicability

All Staff, as well as contract or temporary employees as may be designated by the CCO from time to time, are considered Access Persons for purposes of this Code.

B.	Who must comply?

This policy relates to the purchase or sale of securities in which an Access Person has a direct or indirect Beneficial Ownership interest, except for purchases or sales over which the Access Person has no direct influence or control. Beneficial Ownership is generally defined as any instance where an Access Person or any member of his or her Immediate Family can directly or indirectly derive financial interest from the ownership, purchase, or sale of a security.

As such, this Policy governs certain activities of Access Persons and their Immediate Family members, which activities include, without limitation, transactions for:

•	The personal accounts of an Access Person;

•	The accounts of an Access Person’s Immediate Family for which the Access Person has any direct or indirect influence or control;

•	Trusts for which an Access Person or an Immediate Family member is a trustee; or

•

Other accounts in which an Access Person or an Immediate Family member has any direct or indirect Beneficial Ownership interest or direct or indirect influence or control, unless the investment decisions for the account are made by an outside investment manager in a previously disclosed Discretionary Account.

C.	Discretionary Accounts

Access Persons, including Immediate Family, may not rely on any third-party discretionary management exemption without prior approval from the CCO or their designee.

While transactions in Discretionary Accounts are subject to reporting requirements (Section VIII.), they are exempt from the prohibitions (Section IV.) and preclearance procedures (Section VI.), after approval from the CCO or their designee, provided all of the following conditions are met:

•	a registered broker/dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion over the account;

•

the terms of each such account relationship (“Agreement”) must be in writing and filed with the CCO prior to any transactions, which shall include the Access Person’s relationship to the third-party manager;

•	Any amendment to such Agreement must be filed with the CCO prior to its effective date;

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•

The Access Person certifies to the CCO or their designee at the time such account relationship commences and annually thereafter, that such person does not have direct or indirect influence or control over the account, other than the right to terminate the account; and

•	Duplicate statements that include a detailed transaction history must be provided to Compliance for any such account.

More frequent and more specific certifications may be required to establish or reaffirm that the Access Person has no direct or indirect influence or control over the account. In addition, the CCO or their designee may periodically request certification from the third-party manager to confirm the account continues to be discretionary and that there have been no instances where the Access Person had direct or indirect influence or control of the account. Exemptions are available by approval from the CCO or their designee, after all other applicable requirements have been met, and in their sole discretion.

IV.	PROHIBITED AND RESTRICTED PERSONAL SECURITIES TRADING ACTIVITIES

A.	Initial Public Offerings

Access Persons may not acquire any securities in an Initial Public Offering.

B.	Limited Offerings

Access Persons may not acquire any Limited Offering security without prior approval from the CCO or their designee. Examples of Limited Offerings include private placements, such as hedge funds or other private funds, securities purchased under Rule 144A, Regulation S, Regulation D, and Private Investment in Public Equities (“PIPEs”).

C.	Blackout Periods

Access Persons are prohibited from executing a personal trade in a Covered Security one (1) business day before, the day of, and two (2) business days after any day there is an open order to buy or sell said security as a result of an Allocation Change, as well as any period during which a Portfolio Manager has expressed a reasonable intention to make such an Allocation Change for a client account.

Recognizing that due to volatile market movements and/or decisions by portfolio managers, there may arise instances where a personal trade has been precleared and executed, and subsequently, within the above-described blackout timeframe, a determination to make an Allocation Change in that same security is made. In this case, the CCO or designee will review the personal trade in light of the Firm’s trading activity to determine if the client is disadvantaged by the personal trade. Depending on the facts and circumstances, the employee may be required to either reverse the trade or donate the difference to a charity approved by the Management Committee. To avoid doubt, Maintenance Trades resulting from client flows that are not concurrent with an Allocation Change in a particular security do not trigger a Blackout Period. See “General Definitions” (Section XII.) for more information.

D.	Short-Term Trading Profits

Access Persons are prohibited from profiting from the purchase and subsequent sale, or the sale and subsequent purchase, of the same or equivalent Covered Securities, within sixty (60) calendar days. The 60-calendar day period is determined on a “last in, first out” basis. If trades are executed during this 60-day period, any profits realized shall be required to be donated to a charitable organization designated by Yacktman’s Management Committee. Documentation of such donation must be delivered promptly to the CCO.

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V.	PRECLEARANCE GUIDELINES

In determining whether to grant clearance for a particular transaction, Yacktman will apply the following guidelines to the transactions of all Access Persons:

A.

No transaction shall be “precleared” if, at the time of such purchase or sale, there is an open order for such security by any Client Account, or if a Portfolio Manager has expressed a reasonable intention to enter an order for such security for any Client Account. Moreover, even if such a transaction has been precleared, if at any time prior to execution of the Access Person’s transaction it is determined that a Client Account has a pending order in the same security that was the subject of the preclearance, the Access Person may not engage in the precleared transaction.

B.	No transaction shall be “precleared” if such transaction would be detrimental to a Client Account because of the timing of the proposed transaction.

C.	No Access Person shall transact in any Covered Security unless such purchase or sale has been “precleared” by the CCO or their designee.

D.	The preclearance provisions of this Code do not apply to the following types of transactions, but they do require reporting:

1.

De minimus transactions: any equity covered securities transaction, or series of related transactions effected over a 30-day calendar day period, involving an amount below $10,000 or less than 500 shares in the aggregate, if the issuer is listed on a major stock exchange, and has a market capitalization greater than one (1) billion (or a corresponding market capitalization in foreign markets). [This provision does not apply to Investment Team Members.];

2.

Exchange traded funds (Yacktman is not typically active in trading ETFs as part of its investment strategy on behalf of its clients; however, if Yacktman becomes more active in these securities, Yacktman may further restrict personal trading in these securities.);

3.	Inheritances, gifting or transferring securities for the purpose of a charitable contribution or tax planning;

4.	Follow on investments as part of a Limited Offering (so long as the original investment was preapproved);

5.	Transactions which are part of an automatic purchase or sale plan (so long as the original plan was precleared);

6.

Purchases or sales which are non-volitional corporate actions or executed outside the control of the Access Person, such as acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

7.	Transactions in any account over which the Access Person has no investment control, such as a previously approved Discretionary Account.

Lastly, because no written policy can provide for every possible contingency, the CCO or their designee may consider granting additional exceptions on a case-by-case basis.

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VI.	PRECLEARANCE PROCEDURES

1. Access Persons must preclear all personal Covered Securities transactions with the CCO or their designee. Preclearance requests must be submitted in writing prior to effecting any transaction for which preclearance is required. Such written notice should be submitted via email to Compliance and disclose the following:

•	Name of security; and

•	Date of proposed transaction

•	Type of transaction (e.g., buy or sell)

2. Compliance will record preclearance requests on the Preclearance Trade Log and approve or deny the request via email.

3. Approved requests must be executed by the end of the day for which preclearance is granted, or within two (2) days in the case of a trade on a foreign exchange. If any order is not timely executed, a new preclearance request must be submitted to Compliance.

4.	Additional Considerations for Investment Team Members

To further limit the potential for direct trading conflicts with clients, Investment Team Members are encouraged to utilize one of the following methods to trade. These types of trades are not subject to Blackout Periods.

A. Pre-programmed or Broker-assisted trading

Similar to a trade placed by a third-party manager in a discretionary account, this type of trade removes the control or influence the Access Person has on the trade execution. Preclearance requests must be submitted at least three (3) business days prior to execution if the security is held in a client account, otherwise one (1) business day in advance. Once preclearance has been given, the trade cannot be cancelled with the broker unless approved in advance by Compliance. A request to cancel must be submitted in writing outlining the reason giving rise to such request.

B. Extended hours trading (domestic markets only)

Because it is atypical for a client account to be traded outside of the standard market hours of 9:30 AM Eastern time – 4:00 PM Eastern time, extended hours trading is available after the market close.

VII.	SANCTIONS FOR PERSONAL TRADING VIOLATIONS

Yacktman takes its fiduciary duty to its clients very seriously, and as such expects all Staff to adhere to the personal trading policies herein. If a client’s best interest is negatively affected by a Staff member’s personal trading actions, Compliance reserves the right to revoke the personal trading privilege while further review is conducted.

Penalties for violations of the Code will be determined on a case-by-case basis, in the sole discretion of the CCO and members of the Management Committee as appropriate. While each violation is viewed individually, certain considerations are evaluated, such as the nature of the violation, whether there appeared to be intent to violate or circumvent the Code, and whether the Access Person has had previous violations. Penalties may include issuance of a disciplinary memo, disgorgement of profits, reversal of trades at the Access Person’s expense, suspension of personal trading activities, or termination of employment.

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VIII.	GIFTS, BUSINESS ENTERTAINMENT AND POLITICAL CONTRIBUTIONS

A.	Gifts and Business Entertainment

Access Persons are prohibited from giving or receiving any gift(s) and/or other item(s) of more than $300 in value, in the aggregate, within a calendar year, to or from any person or entity that does business with Yacktman or on behalf of a client. Receipt or giving gifts in the form of cash, gift certificates, or gift cards in any amount is strictly prohibited. With prior approval from the CCO, this gift limit may be waived for personal gifts such as wedding or congratulatory gifts, or to those individuals with whom the Access Person had a personal relationship prior to the business relationship.

Provided the donor is present, occasional business meals or business entertainment, such as sporting or theatrical events, or comparable entertainment, are not considered gifts and are permitted, so long as they are not so frequent or extensive as to raise any questions of propriety.

Access Persons should seek prior approval from the CCO if there is any question as to the value or appropriateness of any gift or proposed entertainment. All gifts given and received must be reported.

The improper influencing of public officials through gifts, excessive entertainment, or other means is prohibited. In addition, certain states require that gifts beyond a certain dollar threshold to one or more public employees be reported to that state’s Ethics Commission or similar agency, or in some cases, establish prohibitions with respect to such gifts. Therefore, all Access Persons must obtain prior approval from the CCO or their designee for all gifts to public employees on behalf of Yacktman.

B.	Political Contributions and Other Restricted Payments

Extensive restrictions apply to political contributions and other restricted payments. For additional information on this topic, please see Yacktman’s “Pay to Play – Political Contributions and Other Restricted Payments” policy in the Compliance Manual.

IX.	REPORTING

Every Access Person is required to provide periodic reports to the CCO or their designee, as described below. The CCO or their designee shall distribute and promptly review reports submitted pursuant to this Code of Ethics. All reports and documents are strictly confidential, will be appropriately secured, and will not be disclosed to any unauthorized person.

A.	Initial Holdings Report

No later than ten (10) calendar days after a person becomes an Access Person, an Initial Holdings Report and any brokerage/custodial statement(s) containing the following information (all of which must be current as of a date no more than 45 days prior to the date the report was submitted) must be submitted to the CCO or their designee:

1. Account name or title, type of security, ticker or CUSIP, number of shares and principal amount of any Covered Security (including any Affiliated Mutual Fund) in which the Access Person had any direct or indirect Beneficial Ownership;

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2. The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3. The date that the report is submitted by the Access Person. Note: Any account of the Access Person that can hold Covered Securities should be disclosed, even if not are held in the account at the time of the Initial Holdings Report.

B.	Quarterly Compliance Report

Every Access Person shall, no later than thirty (30) days after the end of a calendar quarter, complete a Quarterly Compliance Report and provide duplicate statements for each of the brokerage accounts of the Access Person. The statement(s) must contain the following information:

1.	With respect to any transaction during the quarter in any Covered Security (including any Affiliated Mutual Fund) in which the Access Person had any direct or indirect Beneficial Ownership:

(a)

The date of the transaction, the name of the security, the ticker or CUSIP, the interest rate and maturity date (if applicable), the number of shares (if applicable), and the principal amount of the security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Covered Security at which the transaction was affected;

(d)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	The date that the report is submitted by the Access Person.

2.

With respect to any new account established by or for the Access Person during the quarter for the direct or indirect benefit of the Access Person, or in which the Access Person has a Beneficial Ownership:

(a)	The name of the account holder;

(b)	The name of the broker, dealer or bank with which the account is established;

(c)	The date the account was established; and

(d)	The date that the report is submitted by the Access Person.

Access Persons who have no reportable transactions during the reporting quarter are required to complete the Report indicating such.

C.	Annual Holdings Report

Every Access Person shall, no later than February 14 each year, submit an Annual Holdings Report and must provide a statement for each brokerage/custodial account containing the following information as of the prior December 31:

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1.	The name or title, type of security, ticker or CUSIP, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

2.	The name of the broker/ dealer or bank with which an account is maintained in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

Access Persons with no holdings to report are required to complete the Annual Holdings Report indicating such. Access Person must disclose annually any account that can hold Covered Securities, even if none are held in the account at the time of the Annual Holdings Report.

Access Persons invested in any Limited Offering(s) need to confirm ownership interests on an annual basis.

D.	Duplicate Brokerage Statements

To facilitate ongoing compliance with reporting and record keeping requirements, Yacktman requests that any duplicate brokerage account statements be provided electronically, including any account(s) in which an Access Person is deemed to have a Beneficial Ownership.

X.	PROHIBITIONS AGAINST TRANSACTIONS BASED ON MATERIAL, NON-PUBLIC INFORMATION

No Access Person will cause a purchase or sale of a Covered Security to be made for a Client Account or a personal account while in possession of material, non-public information with respect to the issuer of such Covered Security. Access Persons must be careful to avoid any impropriety, or even the appearance of an impropriety, in all investment transactions.

A.	Communications

At all times, Access Persons must be aware that any information which is considered or suspected to be material and/or non-public should not be disclosed to anyone who does not have a business need to know such information, and any recipient of such information must be made aware that the information is material and non-public.

The disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment. Therefore, Staff should not discuss material, non-public information, including such information about the Firm or its affiliates or subsidiaries, with anyone, including other Staff, except as required in the performance of your regular job responsibilities.

B.	Files and Documents

Release of any materials which may contain material, non-public information (or conclusions or opinions based thereon) is only permitted on a need-to-know basis and must be approved by the CCO prior to release.

Access Persons should also exercise diligence in other areas where the possibility exists that material, non-public information may be inadvertently disclosed to anyone who does not have a need to know. For example, documents should not be left unattended in conference rooms, or on copiers, printers or fax machines, for an unreasonable period. Care should be taken to properly file or destroy documents containing material, non-public information.

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C.	Restricted List

The Restricted List will be maintained by the CCO or their designee. This list includes issuers as to which material, non-public information has been received by Access Persons of the Firm. It also identifies issuers as to which the release of such information violates contractual restrictions. In addition, it includes those issuers for which the trading of the issuers’ securities is limited by other policy or legal considerations.

If any individual believes that he or she is in possession of material, non-public information with respect to an issuer having publicly traded securities outstanding, he or she must promptly advise the CCO or their designee of the fact so that the issuer name can be added to the Restricted List. If you are uncertain as to the materiality of the information, you should immediately meet with the CCO or their designee to review the information and decide if it is appropriate to add the issuer to the Restricted List. If there is any doubt, the issuer will be placed on the Restricted List while the issue is reviewed by legal counsel. An issuer placed on the Restricted List because of material, non-public information will not be removed from such Restricted List until the information which resulted in the issuer being placed on such List is no longer material or is made public.

The Restricted List is maintained by Compliance and will be made available to Investment Team Members and others as determined necessary by the CCO. No transaction will be made in any security by an issuer on the Restricted List for the account of a client unless such transaction has been precleared by the CCO or their designee. Staff may not enter into personal securities transactions in any security of any issuer on the Restricted List.

Additional requirements for personal trading in the securities of AMG have been adopted by AMG for its Affiliates (including Yacktman) and their Staff, officers and directors. These procedures can be found in the Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (the “AMG Policy”). See the AMG Policy (appended hereto) for an expanded discussion of insider trading, and for information regarding trading windows and preclearance requirements for purchasing or selling securities issued by AMG.

XI.	REPORTING POTENTIAL VIOLATIONS/WRONGDOING

All Access Persons are required to act honestly and ethically in support of the culture of integrity fostered within Yacktman. Since every employee and partner is a valued member of the team, this broad requirement includes acting in what each individual believes to be Yacktman’s best interest (while keeping in mind our fiduciary duty to our clients), which includes reporting any concerns regarding any potential violations, or any other potential wrongdoing, by any of our Staff, or any of our third-party service providers.

Accordingly, every Access Person is required to report any potential violation of applicable securities laws, rules or policies, or other potential wrongdoing, including any “apparent” or “suspected” violation, promptly to the CCO or any member of the Compliance Committee. In addition, any employee or partner who receives a report of a potential violation or wrongdoing must immediately inform the CCO or their designee. If the CCO or their designee is involved in the potential violation or wrongdoing, the Access Person may report the matter to any member of the Management Committee.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to the business of Yacktman;

•	fraud or illegal acts involving any aspect of Yacktman’s business;

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•	material misstatements in regulatory filings, internal books and records, client records, or reports;

•	activity that is harmful to clients; and

•	deviations from policies and procedures that safeguard clients and Yacktman.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Investigation and Sanctions. Potential violations shall be promptly investigated by the CCO and/or the Compliance Committee. During the investigation, the CCO or other Compliance Committee member will be in contact with the reporting Access Person to inform the Access Person of the status of the investigation. In addition, the reporting Access Person may check with the investigator on the status at any time.

The CCO or other Compliance Committee member will thoroughly investigate each violation or possible violation. Such investigative procedures shall include notification to the Management Committee of the violation or possible violation, and discussion of the violation or possible violation with the relevant parties to determine whether the procedures set forth in the Code were followed. Each investigation will be properly documented, including the name(s) of the relevant party, the date of the investigation, identification of the violation or possible violation, and a summary of the disposition. The file kept on such investigation shall include all underlying records.

Following Yacktman’s investigation, Access Persons who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action including, but not limited to: (i) having the Access Person’s employment responsibilities reviewed and changed, including demotion; (ii) oral or written reprimand; (iii) forfeiture of any trading profits or other compensation or monetary benefits; (iv) suspension of personal trading privileges; (v) suspension of employment; and/or (vi) termination. Violations of the Code or these procedures may also result in criminal prosecution or civil action.

No Retaliation. Retaliation of any type against an Access Person who reports a suspected violation or wrongdoing or assists in the investigation of such conduct (even if the conduct is not found to be a violation or wrongdoing) is strictly prohibited and constitutes a violation of the Code and these procedures. Furthermore, nothing in this Code or in any other agreements you may have with Yacktman is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the SEC (Securities Exchange Act Rules 21F- 1, et seq.). For the avoidance of doubt, you are not required to give the Firm prior notice of or obtain the Firm’s prior written consent in connection with regulatory communications contemplated under the SEC’s or other regulatory entity or agency’s “whistleblower rules.”

Guidance. All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO or a member of the Compliance or Management Committee with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The CCO or their designee will also provide periodic training to Yacktman’s Access Persons regarding the requirements of these policies and procedures.

XII.	GENERAL DEFINITIONS

A.	“Access Person” means any person:

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1. Who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any client, or

2. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public. Since providing investment advice is Yacktman’s primary business, all Staff are presumed to be Access Persons, unless designated not so by a compliance officer.

B.	“Adviser” means Yacktman Asset Management LP.

C.	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

D. “Affiliated Mutual Fund” means any registered open-end investment company advised or sub-advised by the Adviser or AMG Funds or whose investment adviser or principal underwriter is an affiliate of the Adviser. Affiliated Mutual Funds are Covered Securities; a list of Affiliated Mutual Funds can be obtained from the CCO.

E. “Allocation Change” results in a trade order executed as part of a portfolio management decision for an entire investment strategy (or across several strategies).

F. “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1 (a) (2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of this Code. “Beneficial Ownership” generally means that Staff will be deemed to have ownership of Covered Securities in the accounts of their spouses, dependent relatives, members of the same household, trustee and custodial accounts or any other account in which they have a financial interest or over which they have investment discretion.

G. “Blackout Period” is a time when preclearance requests will not be granted; one (1) business day before, the day of, and two (2) business days after any day there is an open order to buy or sell said security as a result of an Allocation Change (as previously defined), as well as any period during which a Portfolio Manager has expressed a reasonable intention to make such an Allocation Change for a client account.

H. “Client Account” means any account (including both separately managed accounts and sub-advised mutual funds or UCIT) for which the Adviser provides investment management services.

I.	“Company Act” means the Investment Company Act of 1940, as amended.

J.	“Control” has the same meaning as that set forth in Section 2(a) (9) of the Company Act.

K. “Covered Security” means a security as defined in Section 2(a)(36) of the Company Act, including any equity, closed-end fund or exchange traded fund (ETF), note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include:

(i)	Direct obligations of the Government of the United States;

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(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end registered investment companies (mutual funds) (except for Affiliated Mutual Funds, which are considered Covered Securities); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Mutual Funds.

Any Access Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

L. “Discretionary Account” is an account where an Access Person has granted discretionary authority to a third-party to manage the account and over which the Access Person has no direct or indirect influence or control with respect to purchases or sales of securities or allocation of investments. See “Discretionary Accounts” (Section III.C.) for more detail.

M. “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury. Also includes the Dodd– Frank Wall Street Reform and Consumer Protection Act.

N. “Fund” means any fund to which Yacktman Asset Management LP is an adviser or sub-adviser.

O. “Immediate Family” means any person, related by blood, marriage, domestic partnership (registered or unregistered) or civil union, and living in the same household, including, without limitation: any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in law, brother or sister-in-law, son or daughter-in-law, any adoptive relationship, and live-in significant other. The CCO, after reviewing all pertinent facts and circumstances, may determine, if not prohibited by applicable law, that an indirect Beneficial Ownership interest held by members of the Access Person’s Immediate Family does not exist or it too remote for the purposes of this Code.

P. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

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Q. “Investment Team Member” means anyone involved in making securities recommendations to clients, who makes investment decisions for clients, provides information or advice to Portfolio Managers, or helps execute and/or implement the Portfolio Manager’s decisions. Such Staff include: Portfolio Managers, Portfolio Analysts, Investment Analysts and Traders. The CCO will maintain a list of Investment Team Members.

R. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

S. “Maintenance Trade” means a trade that is part of client-specific or client-directed account activity. Such trades include, but are not necessarily limited to, orders related to new account investing, capital additions or withdrawals by clients, account liquidations, or tax loss trading. Note: Orders executed as part of a portfolio management decision for an entire investment strategy (or across several strategies) are NOT Maintenance Trades.

T. “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

U. “Restricted List” is a list maintained by the CCO or designee, which identifies:

(i)	Issuers as to which material, non-public information has been received by Access Persons;

(ii)	Issuers as to which the release of such information violates contractual restrictions; and

(iii)	Those issuers for which the trading of the issuers’ securities is limited by other policy or legal considerations.

V. “Staff” refers to all Yacktman employees, including limited partners (does not include AMG with respect to its partnership holdings or general partnership), and members of the Management Committee and may include contractors, temporaries, interns, etc.

W. “Sub-adviser” means an investment advisory firm which continuously furnishes an investment program for any fund (or client account) and determines from time to time, in its discretion, the securities and other investments to be purchased or sold and what portions of the fund shall be held securities, cash or other investments. It does so under an agreement with the adviser to the fund or client account and at the direction of the adviser. The sub-adviser is not a sponsor of any mutual fund to which it provides sub-advisory services.

XIII.	DISTRIBUTION AND CERTIFICATION

Upon hire, and annually thereafter, the CCO or their designee will provide each Access Person with a copy of this Code and receive from each Access Person a written certification that (i) the Access Person has read and understands this Code and recognizes that the Access Person is subject thereto, (ii) the Access Person has complied with the requirements of this Code, and that (iii) the Access Person has disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to the requirements of this Code. In addition, upon any revision to the Code, the CCO or their designee will provide each Access Person with a copy of the amended Code, and each Access Person must certify in writing that he or she has received, read and understands the amended Code.

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XIV.	RECORDS

In accordance with Rule 17j-1 under the Company Act and Rule 204-2 under the Advisers Act, the Firm shall maintain the following records at its principal place of business:

A.	A copy of the Code that is in effect, or at any time, within the past five years was in effect;

B.	A record of any violation of the Code and of any action taken as a result of the violation shall be preserved for at least five years after the end of the fiscal year in which the violation occurs;

C.

A copy of all written certifications of the receipt of the Code and any amendments thereto for each person who is currently, or within the past five years was, an Access Person of the Firm shall be preserved for at least five years after the fiscal year in which the certification was made;

D.

A copy of each report made by, or brokerage confirmations and statements filed on behalf of, an Access Person pursuant to the Code shall be preserved for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

E.	A record of the names of persons who are currently, or within the past five years were, required to make reports pursuant to the Code, and who are or were responsible for reviewing such reports;

F.

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in a Limited Offering, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted;

G.

A copy of each report required by Rule 17j-1(c)(2)(ii) of the Company Act shall be preserved for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

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Yacktman Asset Management LP

Annual Code of Ethics Certification

Pursuant to the requirements of this Code of Ethics, the undersigned hereby certifies as follows:

1. I have read and understand the Yacktman Asset Management LP Code of Ethics and recognize that I am subject to its terms;

2. I have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities accounts and transactions required to be disclosed, and will continue to do so in accordance with the Code throughout my employment at Yacktman; and

3. I understand that my failure to comply in any respect with the Code of Ethics and AMG’s Insider Trading Policy and Procedures is a basis for termination of my employment by Yacktman.

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